                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(c)(2))

                              ITT INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

2000

NOTICE OF ANNUAL MEETING
& PROXY STATEMENT

                            [ITT INDUSTRIES GRAPHIC]

                                                           [ITT INDUSTRIES LOGO]
                                                                  ITT INDUSTRIES
                                                             Engineered for life

                                                                [ITT Letterhead]

Travis Engen
Chairman and Chief Executive
                                                           ITT Industries

                                                           4 West Red Oak Lane
                                                           White Plains, NY
                                                           10604

                                                                  March 28, 2000

Dear Fellow Shareholders:

The 2000 Annual Meeting of ITT Industries will be held at 10:30 a.m. on Tuesday, May 9, 2000 at Tappan Hill, 81 Highland Avenue, Tarrytown, New York.

Your vote is very important! Be sure that your shares are represented. If you are the registered owner of ITT Industries stock, you may vote your shares by making a toll-free telephone call or using the internet. As always, you also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement that follows. You also can find useful instructions on the enclosed proxy form.

If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, they will communicate with you about how to vote your shares.

The Annual Report and the Proxy Statement contain important information about ITT Industries and about its Board of Directors and executive officers. Please read these documents carefully. You may also visit our web site at http://www.ittind.com or call 1-800-IIN-INFO for information about current developments at ITT Industries.

                                          Very truly yours,

                                       /s/ Travis Engen

[ITT Industries Logo]

                                                                  March 28, 2000

                         NOTICE OF 2000 ANNUAL MEETING

The 2000 Annual Meeting of ITT Industries, Inc. will be held on Tuesday, May 9, 2000 at 10:30 a.m. at Tappan Hill, 81 Highland Avenue, Tarrytown, New York.

The purpose of the 2000 Annual Meeting is to elect 8 Directors and to ratify the Board of Directors' appointment of Arthur Andersen LLP as ITT Industries' independent auditors for 2000.

The record date for the meeting is March 13, 2000. If you were a shareholder at the close of business on the record date, you are entitled to vote.

                                          By order of the Board of Directors,

                                          /s/ Kathleen S. Stolar
                                          Kathleen S. Stolar
                                          Vice President and Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information About Voting....................................    1
Proposals to be Voted on at the 2000 Annual Meeting.........    4
   A.   Election of Directors...............................    4
   B.   Appointment of the Independent Auditors.............    9
Information About the Board of Directors....................   10
Report of the Compensation and Personnel Committee..........   16
Performance Graph...........................................   20
Compensation of Executive Officers..........................   21
Option Grants During 1999...................................   23
Aggregated Option Exercises During 1999.....................   23
Long-Term Incentive Plan -- 1999 Awards.....................   24
Senior Executive Severance Pay Plan.........................   25
Special Senior Executive Severance Pay Plan.................   25
Change of Control Arrangements..............................   26
Salaried Retirement Plan....................................   27
Beneficial Ownership of ITT Industries' Common Stock........   29
Stock Ownership of Directors and Executive Officers.........   31

                                PROXY STATEMENT

Beginning March 28, 2000, this proxy statement is being sent to shareholders who were shareholders of record as of March 13, 2000 as part of the Board of Directors' solicitation of proxies for ITT Industries' 2000 Annual Meeting.
                           -------------------------

                            INFORMATION ABOUT VOTING

WHY THE BOARD SOLICITS PROXIES FROM SHAREHOLDERS.   In order to vote your
shares, you must appoint a proxy to vote on your behalf or attend the annual meeting and vote in person. Because it would be impossible for all shareholders to attend the meeting in person, the Board of Directors recommends that you appoint the three people named on the accompanying proxy form to act as your proxies at the 2000 Annual Meeting.

If you appoint the proxies, they will vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. The proposals to be voted on and the Board's voting recommendations are described on the following pages 4 through 9. If any other matters not described in this proxy statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

This proxy statement and ITT Industries' 1999 Annual Report to Shareholders contain information that the Board of Directors believes offers an informed view of the Company and meets the regulations of the Securities and Exchange Commission for proxy solicitations.

PROXY VOTING PROCEDURES.   You may vote in any one of the following ways:

- BY THE INTERNET, if you have internet access. To vote by the internet, follow the internet voting instructions on the proxy form that is enclosed with this proxy statement.

- BY TELEPHONE, if you call from the United States or Canada. To vote by telephone, follow the telephone voting instructions on the proxy form.

- BY MAIL.   To vote by mail, mark your voting instructions on the proxy form, sign the form, and return it in the enclosed envelope. If you do that, the proxies who are named on the proxy form will vote your shares as you have instructed them to do. If you wish, you also may simply sign and return the proxy form without specifying how you want your shares to be voted. If you do that, you would be authorizing the proxies to vote your shares for the election of the 8 nominees for Director and for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 2000.

DISCRETIONARY VOTING BY PROXIES.   Apart from the election of Directors and the
appointment of auditors, the Board of Directors did not receive any notice during the advance notice period that ended November 30, 1999 that any other matter might be presented for a vote at the 2000 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their discretion in deciding whether to vote for or against it.

REVOKING YOUR PROXY.   You may revoke your proxy at any time before it is voted
by granting a new proxy or by voting in person at the 2000 Annual Meeting.

SHARES OUTSTANDING.   As of the March 13, 2000 record date for the 2000 Annual
Meeting, 87,914,595 shares of the Company's common stock were outstanding. Each of those outstanding shares is entitled to one vote on each matter to be voted on at the 2000 Annual Meeting.

QUORUM.   In order for business to be conducted at the 2000 Annual Meeting, there must be a quorum. If the holders of a majority of ITT Industries' outstanding shares are present in person or represented by proxies at the meeting, there will be a quorum.

VOTES REQUIRED TO ELECT DIRECTORS OR APPROVE A PROPOSAL.   Indiana law, the law
of the state in which ITT Industries is incorporated, provides that directors are elected by a plurality of the votes cast. That means that the 8 nominees who receive the highest number of votes will be elected the Directors of ITT Industries. Any other matter voted on at the 2000 Annual Meeting, including the appointment of auditors, will be approved if the number of shares voted in favor of it is larger than the number of shares voted against it.

ABSTENTIONS AND BROKER NON-VOTES.   Abstentions and broker non-votes will be
counted in order to determine whether there is a quorum; however, they will not be counted as votes for or against any matter. Therefore, once a quorum is achieved, abstentions and broker non-votes will not have any effect on the outcome of the vote.

VOTING BY EMPLOYEE PARTICIPANTS IN ITT INDUSTRIES' SAVINGS PLANS.   If you
participate in any of ITT Industries' savings plans for salaried or hourly employees, your plan trustee will vote the ITT Industries shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner of the shares credited to your account. The trustees will vote the savings plan shares for which they do not receive voting instructions in the same proportion as the shares for which they received voting instructions.

If you are a participant in the savings plan for salaried employees and also are a record owner of ITT Industries common stock, you will receive one proxy form that reflects your savings plan shares and the other shares you own, including any shares held in the Direct Purchase, Sale and Dividend Reinvestment Plan. The number of plan and other shares that you own will be set out separately on the proxy form.

NUMBER OF ITT INDUSTRIES SHARES HELD BY PARTICIPANTS IN THE COMPANY'S EMPLOYEE
SAVINGS PLANS.   As of March 13, 2000, Bankers Trust Company held 12,306,454 shares of ITT Industries' common stock (approximately 14% of the outstanding shares) as trustee of the salaried employees savings plan, and Northern Trust Company, Inc. held 445,733 shares (approximately 0.5% of the outstanding shares) as trustee for the hourly employees savings plans.

INSPECTORS OF ELECTION AND CONFIDENTIAL VOTING.   Representatives of CT
Corporation System will act as the Inspectors of Election for the 2000 Annual Meeting. They will monitor the voting and certify whether the votes of shareholders are being kept in confidence in compliance with ITT Industries' confidential voting policy.

COST OF THE SOLICITATION.   ITT Industries has appointed Georgeson & Company
Inc. to assist with the solicitation of proxies from its registered owners for a fee of $12,500 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their costs of sending the proxy materials to the beneficial owners. Directors, officers or other regular employees of ITT Industries also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING.   Rule 14a-8 of the
Securities and Exchange Commission establishes the eligibility requirements and the procedures that must be followed for a shareholder's proposal to be included in a public company's proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT Industries' proxy materials for its next annual meeting, the proposal must be received by ITT Industries on or before November 28, 2000.

ADVANCE NOTICE PROVISIONS.   An ITT Industries shareholder who wishes to present
a matter for action at ITT Industries' next annual meeting, but chooses not to do so under SEC Rule 14a-8, must deliver to ITT Industries, on or before November 28, 2000, a notice containing the information required by the advance notice and other provisions of the Company's By-laws. A copy of the By-laws may be obtained from the Secretary of ITT Industries.

              PROPOSALS TO BE VOTED ON AT THE 2000 ANNUAL MEETING

A. ELECTION OF DIRECTORS

The Board of Directors has nominated eight men and women for election as Directors at the 2000 Annual Meeting. Each of the nominees is currently serving as a Director of ITT Industries and has agreed to continue to serve if elected. If unforeseen circumstances arise before the annual meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate someone else for election. If the Board nominates someone else, the proxies could use their discretion to vote for that other person. Each Director elected at the 2000 Annual Meeting will be elected to serve as a Director until ITT Industries' next annual meeting.

Robert A. Burnett, who has served as a Director of ITT Industries and its corporate predecessor since 1985, is retiring from the Board effective at the 2000 Annual Meeting. The Board recognizes Mr. Burnett's dedication, professionalism and insightful judgment during his many years of service. Upon Mr. Burnett's retirement, the size of the Board will be reduced to 8 Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING 8 NOMINEES:

                             TRAVIS ENGEN
[PHOTO]                      Chairman and Chief Executive of ITT Industries, Inc.

Mr. Engen, 55, has been chairman and chief executive of ITT Industries since December 1995. From December 1995 through October 27, 1998, he also was the president of the company. From January 1991 through December 19, 1995, Mr. Engen was an executive vice president of ITT Corporation, the corporate predecessor of ITT Industries. From 1987 until January 1991, he was a senior vice president of ITT Corporation. Mr. Engen is a director of Lyondell Chemical Company and Alcan Aluminium Limited. He is a member of The Business Roundtable and the Manufacturers Alliance Board of Trustees. He also is a director of Fundacion Chile, a non-profit research organization in Chile. Mr. Engen has a BS degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Mr. Engen has been a Director of ITT Industries since 1995.

                             RAND V. ARASKOG
                             Chairman and Chief Executive of ITT Corporation (retired), a hotel, gaming, entertainment and information services
[PHOTO]                      company

Mr. Araskog, 68, was chairman and chief executive of ITT Corporation from December 1995 until March 1998. Previously, he had served as the chief executive of the corporate predecessor of ITT Industries from 1979 and as its chairman from 1980. He is a director of Dow Jones & Company, Hartford Financial Services Group, Inc., Rayonier Inc., ITT Educational Services, Inc. and Shell Oil Company. He is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a Director of ITT Industries or its predecessor since 1977.

                             CURTIS J. CRAWFORD
                             Chairman, President and Chief Executive Officer of ZiLOG,
[PHOTO]                      Inc., a manufacturer of integrated circuits

Mr. Crawford, 52, has been president and chief executive of ZiLOG, Inc. since 1998. In 1999 he was named Chairman of ZiLOG, Inc. and Chairman of the Board of ON Semiconductor. From 1997 to 1998, Mr. Crawford was group president of the Microelectronics Group of Lucent Technologies and served as its president from 1995-1997. Prior to the formation of Lucent Technologies, he was president of AT&T Microelectronics, a business unit of AT&T from 1993 to 1995, and its vice president and co-chief executive officer from 1991 to 1993. From 1988 to 1991, he was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, Mr. Crawford held various positions at International Business Machines Corporation. Mr. Crawford is a director of ZiLOG, Inc., ON Semiconductor and E.I.Dupont de Nemours and Company and is a member of the Board of Trustees of DePaul University. He received a BA degree in business administration and computer science and an MA degree from Governors State University, an MBA from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Mr. Crawford has been a Director of ITT Industries since 1996.

                             MICHEL DAVID-WEILL
                             Chairman and Chief Executive of Lazard Freres & Co. LLC,
[PHOTO]                      investment bankers

Mr. David-Weill, 67, has been chairman and chief executive of Lazard Freres & Co. LLC since May 1, 1995 when Lazard Freres & Co., of which he had been senior partner since 1977, was restructured and changed its name. He became a partner in Lazard Freres & Co., New York, in 1961, where he served until 1965. In 1965, he became a partner in Lazard Freres & Cie., Paris, and a director of Lazard Brothers & Co. Limited, London. Mr. David-Weill is a director of a number of corporations, including Groupe Danone and Publicis S.A. in France; Pearson plc in England, The Dannon Company, Inc. and the New York Stock Exchange, Inc. in the United States, as well as other companies of which Lazard Freres & Cie, Paris, or one of its affiliates, is the principal shareholder. He is a graduate of the Institut des Sciences Politiques, Paris, France.

Mr. David-Weill has been a Director of ITT Industries or its predecessor since 1981.

                             CHRISTINA A. GOLD
                             Vice Chairman and Chief Executive, Excel Communications,
[PHOTO]                      Inc., a provider of telecommunications services

Mrs. Gold, 52, has been vice chairman and chief executive of Excel Communications, Inc., a unit of Teleglobe Inc., since September 1999. In addition, she serves as co-CEO of Teleglobe Inc. Previously, she was president and chief executive officer of The Beaconsfield Group. From February 1997 to March 1998, Mrs. Gold was executive vice president, global direct selling development of Avon Products, Inc. She was senior vice president of Avon Products, and president of Avon North America from 1993 to 1997, and from 1989 to 1993 Mrs. Gold was president of Avon Canada. She is a director of Excel Communications, Inc., Meredith Corporation and The Torstar Corporation. Mrs. Gold also is a director of The Conference Board, Inc. of Canada and vice chairman and a trustee of The Conference Board, Inc. in New York. She is a member of the Advisory Council of Carleton University and a member of the board of the Direct Selling Education Foundation. Mrs. Gold is a graduate of Carleton University, Ottawa.

Mrs. Gold has been a Director of ITT Industries since 1997.

                             EDWARD C. MEYER
                             Chairman of Mitretek Systems, a professional and technical
[PHOTO]                      services provider

General Meyer, 71, retired in 1983 as chief of staff of the United States Army. He is chairman of Mitretek Systems, a managing partner of Cilluffo Associates Limited Partnership, a trustee of the George C. Marshall Foundation, and a board member of the Smith Richardson Foundation. He is also a director of AppNet, Inc. He is the president of the Army Emergency Relief Association, a member of the Board of Overseers of the Hoover Institution and the Board of Advisors of the Center for Strategic and International Studies. General Meyer received a BS degree in engineering from the U. S. Military Academy at West Point and an MS degree in international affairs from George Washington University.

General Meyer has been a Director of ITT Industries or its predecessor since
1986.

                             LINDA S. SANFORD
                             General Manager, Storage Subsystems Division, International
                             Business Machines Corporation, an information technology
[PHOTO]                      company

In December 1999, Ms. Sanford, 47, was named General Manger of IBM's Storage Subsystems Division, which develops and markets IBM's Enterprise Storage Server and other storage-related hardware and software. Previously, she was General Manager, Global Industries, which manages relationships with IBM's largest customers worldwide. She has also held the position of General Manager of IBM's S/390 Division, which develops, manufactures and markets large-enterprise systems. Ms. Sanford joined IBM in 1975 as an engineer. Since then she has held a number of executive positions at IBM. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is on the Board of Directors of St. John's University and Rensselaer Polytechnic Institute. She is a graduate of St. John's University and earned an MS degree in operations research from Rensselaer Polytechnic Institute.

Ms. Sanford has been a Director of ITT Industries since 1998.

                             SIDNEY TAUREL
                             Chairman, President and Chief Executive, Eli Lilly and
[PHOTO]                      Company, a pharmaceutical company

Mr. Taurel, 51, has been chairman of Eli Lilly since January 1999, and chief executive since July 1998. From February 1996 to 1998, he was president and chief operating officer of Eli Lilly and executive vice president from 1993 to 1996. Mr. Taurel joined Eli Lilly International Corporation in 1971, was appointed vice president of its European operations in 1983, and president in 1986. He was elected executive vice president of the pharmaceutical division of Eli Lilly in 1991. In 1993, he became president of the pharmaceutical division and executive vice president of Eli Lilly. Mr. Taurel is a director of Eli Lilly and Company and McGraw-Hill Companies, Inc. He is a member of the Board of Overseers of the Columbia University Business School and the Board of the RCA Tennis Championships. He also is a trustee of the Indianapolis Museum of Art. Mr. Taurel is a graduate of the Ecole des Hautes Etudes Commerciales, Paris, France, and received an MBA from Columbia University.

Mr. Taurel has been a Director of ITT Industries since 1996.

B. APPOINTMENT OF THE INDEPENDENT AUDITORS

Subject to the shareholders' ratification, the Board of Directors has appointed Arthur Andersen LLP as ITT Industries' independent auditors for 2000. Arthur Andersen has served as independent auditors of the business units of ITT Industries for many years, and this long-term knowledge enables the firm to carry out its audits effectively and efficiently.

Representatives of the firm attend all meetings of the Audit Committee of the Board of Directors. In keeping with Arthur Andersen's long-standing policy, the partners and employees of the firm who conduct the audits of ITT Industries are rotated periodically.

Representatives of Arthur Andersen will attend the annual meeting, and will be able to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF ITT INDUSTRIES FOR 2000.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

RESPONSIBILITIES OF THE BOARD OF DIRECTORS.   The Board sets policy for ITT
Industries and advises and counsels the chief executive and the executive officers who manage the company's business and affairs. The Board is responsible for assuring:

     - that there is continuity in the leadership of ITT Industries;

     - that management develops sound business strategies;

     - that adequate capital and managerial resources are available to implement the business strategies;

     - that ITT Industries' systems of financial reporting and internal control are adequate and properly implemented; and

     - that ITT Industries' businesses are conducted in conformity with applicable laws and regulations.

INDEPENDENT DIRECTORS.   ITT Industries' By-laws require that a majority of the
Directors and a majority of the members of the Compensation and Personnel Committee at all times shall be independent directors. It has been the practice of ITT Industries not to permit any person who is an employee or officer to serve on the Compensation and Personnel Committee. In addition, the By-laws also require all members of the Audit and Nominating and Governance Committees to be independent directors.

The By-laws say an independent director is someone who:

     - has not been employed by ITT Industries in an executive capacity within the past five years;

     - is not an advisor or consultant to ITT Industries, and is not affiliated with a company or a firm that is;

     - is not affiliated with a significant customer or supplier of ITT Industries;

     - does not have a personal services contract with ITT Industries;

     - is not affiliated with a tax-exempt entity that receives significant contributions from ITT Industries;

     - is not related to any of the persons described above; and

     - is free of any other relationship that would interfere with the director's exercise of independent judgment.

COMMITTEES OF THE BOARD OF DIRECTORS.   The five standing Committees of the
Board that are described below perform essential corporate governance functions. The post of Committee Chair and the members of each Committee are rotated periodically to assure that fresh points of view are reflected.

AUDIT COMMITTEE

Members:                   Sidney Taurel, Chair
                           Curtis J. Crawford
                           Linda S. Sanford
                           Christina A. Gold

Meetings in 1999:          4

Responsibilities:          - Selects the independent auditors, with the
                             concurrence of the Board of Directors and the ratification of the shareholders.

                           - Assesses the objectivity and independence of the
                             independent auditors.

                           - Reviews and approves the annual internal and
                             external audit plans and monitors the progress of the audits throughout the year.

                           - Reviews the annual audit results.

                           - Reviews and approves the audited annual financial
                             statements and makes a recommendation with respect to their inclusion in the annual report to shareholders.

                           - Reviews the unaudited interim financial statements.

                           - Reviews and approves audit fees.

                           - Assures that ITT Industries develops and maintains
                             adequate internal control policies and procedures, and monitors compliance with those policies and procedures.

                           - Oversees the investment of the pension plan assets.

                           - Inspects the expense accounts of ITT Industries'
                             chief executive and other corporate officers.

                           - Meets privately with the independent auditors at
                             least twice a year and with the internal auditors at least twice a year.

CAPITAL COMMITTEE

Members:                   Travis Engen, Chair
                           Rand V. Araskog
                           Robert A. Burnett
                           Curtis J. Crawford
                           Michel David-Weill
                           Christina A. Gold
                           Edward C. Meyer
                           Linda S. Sanford
                           Sidney Taurel

Meetings in 1999:          6

Responsibilities:          - Reviews and approves ITT Industries' long-term
                             strategies.

                           - Reviews ITT Industries' capital, research and
                             development, and engineering budgets.

                           - Reviews and approves ITT Industries' significant
                             investments in new businesses, joint ventures and partnerships.

                           - Reviews and approves ITT Industries' acquisitions
                             and dispositions of significant businesses.

COMPENSATION AND PERSONNEL COMMITTEE

Members:                   Curtis J. Crawford, Chair
                           Robert A. Burnett
                           Edward C. Meyer

Meetings in 1999:          6

Responsibilities:          - Approves ITT Industries' executive compensation
                             program and oversees the administration of the program.

                           - Evaluates senior management performance and
                             approves individual compensation actions for the chief executive and for all corporate officers.

                           - Oversees the establishment and administration of
                             ITT Industries' benefit programs.

                           - Selects and retains independent compensation and
                             benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to ITT Industries' current and proposed executive compensation and employee benefit programs. In 1999 and prior years, the Committee has obtained such advice.

CORPORATE RESPONSIBILITY COMMITTEE

Members:                   Christina A. Gold, Chair
                           Rand V. Araskog
                           Robert A. Burnett
                           Curtis J. Crawford
                           Sidney Taurel

Meetings in 1999:          4

Responsibilities:          - Reviews and makes recommendations concerning
                             ITT Industries' roles and responsibilities as a good corporate citizen.

                           - Reviews and considers major claims and litigation
                             involving ITT Industries and its subsidiaries.

                           - Examines ITT Industries' programs and policies for
                             effecting compliance with laws and regulations, including environmental laws and regulations.

                           - Meets regularly with the Corporate Compliance
                             Officer to assess the adequacy and effectiveness of ITT Industries' Code of Corporate Conduct and to review any violations of the Code.

NOMINATING AND GOVERNANCE COMMITTEE

Members:                   Edward C. Meyer, Chair
                           Robert A. Burnett
                           Sidney Taurel

Meetings in 1999:          5

Responsibilities:          - Evaluates and makes recommendations to the Board
                             of Directors about the composition and structure of the Board.

                           - Makes recommendations to the Board of Directors
                             concerning the qualifications, compensation and retirement age of Directors.

                           - Administers the Board evaluation process.

                           - Evaluates and proposes nominees for election to the
                             Board of Directors.

                           - Makes recommendations to the Board of Directors
                             concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

During 1999, there were 6 regularly scheduled Board meetings and 25 Committee meetings. All directors attended at least 75% of the aggregate of all meetings of the Board and the Committees on which they served.

For 2000, the Board has scheduled seven regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT Industries are scheduled to meet privately at least three times a year.

COMPENSATION OF DIRECTORS.   Directors other than Mr. Engen, who is an employee
of ITT Industries, are paid annual retainers of $50,000 and attendance fees of $1,000 for each Board and Committee meeting (of which they are a member) that they attend. Attendance fees are paid in cash. The annual retainer is paid in shares of restricted stock that are held in escrow until the restrictions lapse. The number of restricted shares is determined by dividing into $50,000 the average of the high and low sales prices per share of ITT Industries' common stock on the date of the annual meeting. Any fractional share is paid in cash. Directors receive dividends on the restricted shares and may vote the shares during the escrow period.

Each Director's restricted shares are held in escrow and may not in any manner be transferred until one of the following events occurs:

     - the fifth anniversary of the grant of the shares;

     - the Director retires from the Board at or after age 65 after having continuously served as a Director of both ITT Industries and its corporate predecessor;

     - the Director retires at age 72;

     - there is a change of control of the Company;

     - the Director becomes disabled or dies;

     - the Director's service is terminated in certain specified, limited circumstances; or

     - any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

The ITT Industries Restricted Stock Plan for Non-Employee Directors provides that if a Director ceases serving on the Board under any other circumstances, shares with respect to which the Plan restrictions have not been lifted, will be forfeited.

Directors are reimbursed for the expenses they incur to travel to Board and Committee meetings.

DIRECTOR NOMINATION POLICY.   No one may be nominated for election as a Director
after he or she has reached 72 years of age. The Committee will consider shareholder nominations for Directors that meet the requirements of ITT Industries' By-laws. (A copy of the nomination requirements may be obtained from the Secretary of ITT Industries).

INDEMNIFICATION AND INSURANCE.   As permitted by its By-laws, ITT Industries
indemnifies the Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. In 1998, ITT Industries prepaid the three-year premium of $1,896,000 for providing liability insurance for its Officers and Directors. ITT Industries also has entered into contracts with each of the non-employee Directors to protect them from liability including situations in which ITT Industries may not continue the liability insurance. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-employee Directors also may elect to participate in an optional non-contributory group life insurance plan that would provide $100,000 of coverage.

TRANSACTIONS WITH DIRECTORS.   Mr. David-Weill is chairman and chief executive
of Lazard Freres & Co. LLC, which performed various investment banking services for ITT Industries in 1999 and may also perform similar services in 2000. In addition, the ITT Industries Master Retirement Trust invests in funds organized by Lazard Freres and pays fees to the firm for the investment and management services provided to the Trust in connection with those investments.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

The Compensation and Personnel Committee of the Board of Directors establishes executive compensation policies. This report discusses the application of these policies to ITT Industries' executive officers in general, and the rationale for the decisions affecting the compensation as reported for 1999 of Travis Engen, Chairman and Chief Executive of ITT Industries. Additionally, this report discusses the elements of compensation for Mr. Engen and each of the four other named executive officers in the Summary Compensation Table. The elements are set forth in the Summary Compensation Table presented herein. The executive compensation programs of ITT Industries are based on competitive compensation practices as well as on performance measures and policies that focus on the continued growth of shareholder value.

ITT Industries is a global engineering and manufacturing company with leading positions in the markets that it serves. ITT Industries has approximately 38,000 employees located in 47 countries with 1999 sales of approximately $4.6 billion and assets of approximately $4.5 billion. In establishing compensation policies and programs for 1999 and thereafter, the Committee considered compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations consisted of leading manufacturing companies in the S&P Industrials Index.

ITT Industries' executive compensation program has been designed to attract, reward, and retain capable and motivated executives and to provide incentives that vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program is to provide ITT Industries' executives with incentives directly linked to appreciation in shareholder value.

THE COMPENSATION PROGRAM.   The compensation for ITT Industries' executives
consists of base salary, annual incentives, stock-based programs, long-term incentives, and employee benefits.

- BASE SALARY.

Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries' compensation survey, ITT Industries' senior executive salaries are at competitive levels. Salaries provide a necessary element of stability in the total pay program. Salary increases are based primarily on merit. The normal interval between salary reviews for all executives during 1999 was twelve months.

The Committee reviewed Mr. Engen's performance during 1999 and as a result of such review, as well as a comparison of competitive compensation practices, the Committee authorized a merit increase of $50,000 for Mr. Engen, effective March 1, 2000, raising his annual base salary to $1,100,000.

The Committee will continue to review and assess Mr. Engen's performance, as well as that of all senior executives, and will authorize such salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries salary administration program. Mr. Giuliano received a salary increase effective January 1, 2000 bringing his annual base salary to $625,000. As of March 1, 2000, the annual salaries of the other named executive officers of ITT Industries were as follows: Mr. Maffeo, $357,000 and Mr. Smith, $307,000. Mr. Labrecque retired on March 1, 2000.

- ANNUAL INCENTIVE PLAN.

For 1999, Mr. Engen and the four other named executive officers participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers approved by ITT Industries' shareholders in 1997. Bonus amounts paid under the plan were based on the economic value added performance of ITT Industries during 1999 as compared with the annual performance goals established and approved by the Committee at the beginning of the 1999 performance year. The amounts paid with respect to performance year 1999 reflect ITT Industries' strong operating and financial performance during the year. The bonus award approved for Mr. Engen for 1999 performance was in accordance with the incentive plan and the amount is included in the Summary Compensation Table following this report. The bonus awards for Messrs. Giuliano, Labrecque, Maffeo and Smith for 1999, shown in the Summary Compensation Table following this report, were also in accordance with the incentive plan.

- STOCK-BASED PROGRAMS.

Stock option awards provide long-term incentives that are directly related to the performance of ITT Industries' common stock. Non-qualified stock options have terms of ten years and two days, and closely align executives' interests with those of other shareholders. The stock option tables on pages 23 and 24 provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately 1,800,000 shares of non-qualified stock options were granted effective January 3, 2000 to approximately 425 executives under the 1994 ITT Industries Incentive Stock Plan. Grants to the named executive officers were as follows: Mr. Engen, 100,000 shares; Mr. Giuliano, 65,000 shares; Mr. Maffeo, 24,000 shares; and Mr. Smith, 18,000 shares. Mr. Labrecque did not receive a grant. For Mr. Engen and the other named executive officers, such options were granted at an option exercise price of $33.31 per share and will become exercisable upon the earlier of an appreciation in ITT Industries' common stock price of 25% above the grant price for ten consecutive trading days, or nine years from the date of grant.

- LONG-TERM INCENTIVE PLAN.

The ITT Industries 1997 Long-Term Incentive Plan approved by shareholders in 1997 authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee.

The Long-Term Incentive Plan provides that the Committee shall determine the size and frequency of awards, performance measures, performance goals and performance periods. The size of the awards is determined by the Committee in order to meet competitive practice. Payment, if any, of awards generally will be made at the end of the applicable performance period and will be based on ITT Industries' performance as compared with the performance measures approved by the Committee. The Committee has the flexibility under the Plan to determine the performance measures, performance goals and performance periods for each award year.

Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of ITT Industries. The Long-Term Incentive Plan enables the Committee to make adjustments to awards and increase or decrease payment values based upon events or circumstances, including but not limited to acquisitions or divestitures, having a material impact on the overall performance of ITT Industries.

On January 3, 2000 the Committee granted target awards under the Long-Term Incentive Plan to 58 key employees, including Messrs. Engen, Giuliano, Maffeo, and Smith. The performance period with respect to the 2000 awards is three years beginning January 1, 2000. The 2000 target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Engen, $1,114,000, Mr. Giuliano, $724,100, Mr. Maffeo, $267,400 and Mr. Smith,
$200,500. Mr. Labrecque did not receive a Long-Term Incentive award. Payment, if any, with respect to each award will be in accordance with the established performance measurement formula for 2000. The award amounts set forth above would be the amounts payable if the formula results in payment at the 100% level. Payment, if any, with respect to the 2000 target awards will be based on the Company's total shareholder return performance compared with the other S&P Industrial companies.

Mr. Engen and the four other named executive officers received grants of awards in 1997 under the ITT Industries 1997 Long-Term Incentive Plan. These awards were subject to a three-year performance period ending December 31, 1999 and were subject to achievement of pre-established goals, as approved by the Committee in 1997, measuring ITT Industries' performance with respect to total shareholder return against the performance of the other S&P Industrial companies. Long-Term Incentive Plan payments were made in strict accordance with the plan as measured for the period of December 31, 1996 through December 31, 1999 and are shown in the Summary Compensation Table on page 21. Based on the Company's performance at the 56.3 percent rank of the S&P Industrial companies, payout was at 120.9% of target, which was in accordance with the approved formula. The Committee determined that payment be made in a combination of cash and shares of ITT Industries' stock. The shares were purchased on the open market and valued at $33.44 per share, the price as of the close of the measurement period. The payment was made in cash and stock to encourage increased share ownership among the company's senior executives.

- EMPLOYEE BENEFITS.

Executives also participate in ITT Industries' broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. Mr. Engen and the other named executive officers also participate in certain other benefit programs that are described on pages 25 through 29.

Under the Deferred Compensation Plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual incentive. The amount of deferred compensation ultimately received is based on the performance of benchmark investment funds made available under the plan as selected by the executive.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be unusual situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries' tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the Compensation and Personnel Committee.

                               Curtis J. Crawford, Chair of the Committee
                               Robert A. Burnett
                               Edward C. Meyer

                               PERFORMANCE GRAPH

                                       ITT INDUSTRIES, INC.        S&P 500(R)        S&P INDUSTRIALS INDEX        S&P MIDCAP
                                       --------------------        ----------        ---------------------      Manufacturing
                                                                                                             (Diversified) Index
                                                                                                                     (2)
                                                                                                             -------------------
12/15/1995                                    100.00                 100.00                 100.00                  100.00
12/31/1995                                    107.00                 100.00                 100.00                   99.00
12/31/1996                                    112.00                 123.00                 123.00                  130.00
12/31/1997                                    146.00                 164.00                 161.00                  120.00
12/31/1998                                    189.00                 211.00                 215.00                  150.00
12/31/1999                                    161.00                 255.00                 270.00                  144.00

-------------------------

(1) The total return calculation for ITT Industries is based upon the Company's when-issued closing price of $22.50 on December 15, 1995. ITT Industries' fiscal year-end is December 31.

(2) The performance of this index is voluntarily provided as it represents companies more closely comparable to ITT Industries.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the annual and long-term compensation paid or awarded during the three-year period ended December 31, 1999 to the chief executive and the four other most highly paid executive officers of ITT Industries who were members of the Executive Council during 1999.


                                                  SUMMARY COMPENSATION TABLE
                                                                                   LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION                     AWARDS            PAYOUTS
                                                                                           SECURITIES
                                                                 OTHER       RESTRICTED    UNDERLYING
                                                                ANNUAL          STOCK       OPTIONS/     LTIP       ALL OTHER
                                      SALARY       BONUS     COMPENSATION     AWARD(S)        SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)         ($)         ($)(2)         ($)(3)        (#)(4)     ($)(5)       ($)(6)
Travis Engen                  1999   1,041,346   1,493,940       10,068             --      100,000     507,780      36,447
 Chairman and Chief           1998     982,692   1,311,179        7,114             --      100,000     702,454      34,394
 Executive -- ITT Industries  1997     882,692     907,380        2,799             --      120,000         --       30,894
Louis J. Giuliano             1999     550,000     586,905      339,983             --       50,000     148,103      19,250
 President and Chief          1998     448,057     595,017        7,414             --       32,000     204,882      15,682
 Operating Officer --         1997     413,231     286,000        7,737             --       35,000         --       14,360
 ITT Industries
Richard J. Labrecque          1999     410,700     308,221        4,231             --       32,000     148,103      14,375
 Executive Vice President --  1998     387,403     234,791           --             --       32,000     204,882      13,559
 ITT Industries(1)            1997     345,885     230,000          887             --       35,000         --       12,106
Vincent A. Maffeo             1999     340,577     268,411        4,262             --       24,000     105,788      11,920
 Senior Vice President        1998     326,058     237,857        7,326       $103,125       24,000     146,345      11,412
 and General Counsel --       1997     309,923     180,000        1,766             --       25,000         --       10,905
 ITT Industries
James P. Smith                1999     292,750     209,863        6,990             --       18,000     84,630       10,195
 Senior Vice President        1998     279,923     185,341        4,947       $103,125       18,000     117,076       9,797
 and Director Human           1997     269,169     140,000        2,862             --       20,000         --        9,472
 Resources --
 ITT Industries

(1) Mr. Labrecque retired effective March 1, 2000.

(2) Amounts shown in this column for Mr. Engen, Mr. Giuliano, Mr. Labrecque, Mr. Maffeo and Mr. Smith are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amount for Mr. Giuliano includes tax reimbursement allowances of $332,163 with respect to 1999 relocation expenses of $354,124.

(3) The amounts for Mr. Maffeo and Mr. Smith represent the value on September 29, 1998 of 3,000 shares of restricted stock awarded on that date in connection with the completion of the sales of ITT Industries' automotive Electrical Systems and Brake and Chassis businesses. The shares are subject to a three-year restriction period during which time Mr. Maffeo and Mr. Smith will be entitled to dividends paid on the ITT Industries' common stock and will have the right to vote the shares. The value of such shares at December 31, 1999 was $100,320.

(4) The named executive officers do not hold any stock appreciation rights in connection with the options shown.

(5) Amounts shown in this column for 1999 represent the aggregate payout value of the 1997 target award subject to a 3-year performance period ending December 31, 1999. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries' common stock valued at $33.44 per share, the closing price on December 31, 1999. The shares issued to the named officers were as follows: Mr. Engen, 7,592 shares; Mr. Giuliano, 2,214 shares; Mr. Labrecque, 2,214 shares; Mr. Maffeo, 1,581 shares; and Mr. Smith, 1,265 shares. Amounts shown in this column for 1998 represent the aggregate payout value of the 1997 target award subject to a 2-year performance period ending December 31, 1998. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries' common stock valued at $39.75 per share, the closing price on December 31, 1998. The shares issued to the named officers were as follows: Mr. Engen, 8,835 shares; 2,577 shares each to Mr. Giuliano and Mr. Labrecque; 1,840 shares to Mr. Maffeo; and 1,472 shares to Mr. Smith.

(6) The amounts shown in this column for all named executive officers are company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary.

OPTION GRANTS DURING 1999

The following table provides information about options granted on January 4, 1999 to the chief executive and the four other named executive officers of ITT Industries. When they were granted, the options were to become exercisable upon the earlier of

     - a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days or

     - the ninth anniversary of the date the options were granted.

As of December 31, 1999, these options were not exercisable.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                       ---------------------------------------------------------    POTENTIAL REALIZABLE
                       NUMBER OF     % OF TOTAL                                       VALUE AT ASSUMED
                       SECURITIES     OPTIONS/                                      RATES OF STOCK PRICE
                       UNDERLYING       SARS                                          APPRECIATION FOR
                        OPTIONS/     GRANTED TO        EXERCISE                        OPTION TERM(2)
                          SARS      EMPLOYEES IN       OR BASE        EXPIRATION   -----------------------
NAME                   GRANTED(1)     1999(1)           PRICE            DATE          5%          10%
----                   ----------   ------------   ----------------   ----------   ----------   ----------
Travis Engen.........   100,000         5.4%            $39.56         1-6-2009    $2,488,000   $6,305,000
Louis J. Giuliano....    50,000         2.7%            $39.56         1-6-2009    $1,244,000   $3,152,500
Richard J.
  Labrecque(3).......    32,000         1.7%            $39.56         1-6-2009    $  796,160   $2,017,600
Vincent A. Maffeo....    24,000         1.3%            $39.56         1-6-2009    $  597,120   $1,513,200
James P. Smith.......    18,000         1.0%            $39.56         1-6-2009    $  447,840   $1,134,900

-------------------------

(1) ITT Industries did not grant any SARs during 1999.

(2) At the end of the term for the options granted on January 4, 1999, the projected price of a share of ITT Industries' common stock would be $ 64.44 and $ 102.61 at assumed annual appreciation rates of 5% and 10%.

(3) Following Mr. Labrecque's retirement on March 1, 2000, his stock options will be exercisable in accordance with the terms of the 1994 ITT Industries Incentive Stock Plan.

AGGREGATED OPTION EXERCISES DURING 1999 AND YEAR-END OPTION VALUES

The table below provides information about

     - options exercised during 1999 by Mr. Engen and the other named executive officers, and

     - the value of each of their unexercised options at December 31, 1999, calculated using the $33.44 closing price of the ITT Industries' common stock on December 31, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                         OPTIONS/SARS AT            OPTIONS/SARS HELD AT
                         SHARES                           FY-END(#)(1)                  FY-END($)(1)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Travis Engen.........    146,262      3,149,768     1,780,424       100,000      29,381,864        - 0 -
Louis J. Giuliano....     54,934      1,684,002       749,522        50,000      10,886,622        - 0 -
Richard J.
  Labrecque..........         --             --       204,606        32,000       2,061,164        - 0 -
Vincent A. Maffeo....         --             --       145,697        24,000       1,387,087        - 0 -
James P. Smith.......         --             --       184,729        18,000       2,226,938        - 0 -

-------------------------

(1) There are no SARs outstanding.

LONG-TERM INCENTIVE PLAN -- 1999 AWARDS

The following table provides information about target awards made to each of the named executive officers during 1999. The final payment value, if any, of the target awards will be determined based on ITT Industries' total shareholder return performance measured against the other S&P Industrial companies. Payment, if any, would be made following the completion of the three-year performance period.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                  ESTIMATED FUTURE PAYOUTS
                                                                       UNDER NON-STOCK
                          NUMBER OF        PERFORMANCE OR             PRICE-BASED PLANS
                        SHARES,UNITS     OTHER PERIOD UNTIL   ---------------------------------
                       OR OTHER RIGHTS     MATURATION OR      THRESHOLD    TARGET     MAXIMUM
NAME                         (#)               PAYOUT            ($)        ($)         ($)
----                   ---------------   ------------------   ---------   --------   ----------
Travis Engen.........        --          1/1/99-12/31/2001    $476,500    $953,000   $1,906,000
Louis J. Giuliano....        --          1/1/99-12/31/2001    $238,250    $476,500   $  953,000
Richard J.
  Labrecque(1).......        --          1/1/99-12/31/2001    $152,500    $305,000   $  610,000
Vincent A. Maffeo....        --          1/1/99-12/31/2001    $114,350    $228,700   $  457,400
James P. Smith.......        --          1/1/99-12/31/2001    $ 85,750    $171,500   $  343,000

-------------------------

(1) Payment, if any, with respect to Mr. Labrecque's award at the end of the performance period will be prorated, based on 14 months of the 36 month performance period.

ITT INDUSTRIES, INC. SENIOR EXECUTIVE SEVERANCE PAY PLAN

Senior executives who are U. S. citizens or who are employed in the United States are covered by the ITT Industries, Inc. Senior Executive Severance Pay Plan. If a covered executive is terminated by ITT Industries, that executive would be eligible to receive severance pay unless the executive is terminated for cause, terminated after the executive's normal retirement date, or in certain divestiture instances where the executive accepts employment or refuses comparable employment. There is no severance in cases where the executive voluntarily leaves the company. The amount of severance pay depends upon the executive's base pay and years of service. The amount will not exceed 24 months of base pay, or be greater than two times the executive's total annual compensation during the year immediately preceding termination. ITT Industries' obligation to continue severance payments stops if the executive does not comply with non-competition provisions of the Plan or with ITT Industries' Code of Corporate Conduct.

If a covered executive receives or is entitled to receive other compensation from ITT Industries, the amount of that compensation could be used to offset amounts otherwise payable under the Plan. During the period in which the executive continues to receive severance payments, the executive will have a limited right to continue to be eligible for participation in certain benefit plans.

Messrs. Engen, Giuliano, Maffeo and Smith participate in this plan.

ITT INDUSTRIES, INC. SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN

This plan provides severance benefits for covered executives whose employment is terminated other than for cause or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as defined in the CHANGE OF CONTROL ARRANGEMENTS described below. The plan provides two levels of benefits for covered executives, based on their position within the Company. At the highest level of benefits, if an executive were terminated within two years of an acceleration event, he or she would be entitled to

     - three times the highest annual base salary rate during the three years immediately preceding termination and three times the highest bonus paid or awarded in the three years preceding an acceleration event;

     - continuation of health and life insurance benefits and certain perquisites at the same levels for three years;

     - a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under the company's pension plans and the total lump sum value of his or her pension benefit under the pension plans after crediting an additional three years of age and eligibility and benefit service using the highest annual base salary rate and bonus for purposes of determining final average compensation under the pension plans;

     - credit for an additional three years of age and three years of eligibility service under the retiree health and retiree life insurance benefits;

     - a lump sum payment equal to three times the highest annual base salary rate during the three years preceding termination times the highest percentage rate of the company's contributions to the ITT Industries Investment and Savings Plan for Salaried Employees and the Excess Savings Plan; and

     - tax gross-up of certain of the payments.

Messrs. Engen, Giuliano, Maffeo and Smith are covered at the highest level of benefits.

CHANGE OF CONTROL ARRANGEMENTS

The payment or vesting of awards or benefits under the benefit plans listed below would be accelerated upon the occurrence of a change of control of ITT Industries. There would be a change of control if one of the following acceleration events occurred:

1. A report on Schedule 13D would be filed with the Securities and Exchange Commission disclosing that any person, other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary, had become the beneficial owner of 20% or more of ITT Industries' outstanding stock;

2. A person other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary would purchase ITT Industries' shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 15% or more of ITT Industries' outstanding stock;

3.   The shareholders would approve

     (a) any consolidation or merger of ITT Industries in which it would not be the continuing or surviving corporation or the common stock of ITT Industries would be converted into cash, securities or other property, unless the transaction was a merger in which the shareholders of ITT Industries immediately prior to the merger would have the same proportionate ownership of common stock of the surviving corporation that they held in ITT Industries immediately prior to the merger; or

     (b) any sale, lease, exchange or other transfer of all or substantially all of the assets of ITT Industries;

4. A majority of the members of the Board of Directors would change within a 12-month period, unless the election or nomination for election of each of the new Directors by ITT Industries' stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

The following ITT Industries benefit plans have change of control provisions:

     - the 1986 Incentive Stock Plan;

     - the 1994 Incentive Stock Plan;

     - the 1997 Annual Incentive Plan for Executive Officers;

     - the 1997 Annual Incentive Plan;

     - the 1997 Long-Term Incentive Plan;

     - the Special Senior Executive Severance Pay Plan;

     - the Deferred Compensation Plan;

     - the Excess Saving Plan;

     - the Excess Pension Plans; and

     - the Salaried Retirement Plan.

SALARIED RETIREMENT PLAN

Most of ITT Industries' salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered under either the Traditional Pension Plan (TPP) or a Pension Equity Plan (PEP) formula for future pension accruals. While the TPP formula pays benefits on a monthly basis after retirement, the PEP formula enables participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant's age. Under the TPP, a participant first employed prior to January 1, 2000, would receive an annual pension that would be the total of

     - 2% of his or her average final compensation for each of the first 25 years of benefit service,

     - plus 1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

     - 1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of forty years, except that no more than 1/2 of the primary Social Security benefit would be taken into account to calculate the reduction.

        Average final compensation (including salary plus approved bonus payments) is the total of:

     - the participant's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

     - the participant's average annual compensation, not including base salary, for the five calendar years of the participant's last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who retired at age 65:

PENSION PLAN TABLE

                                 YEARS OF BENEFITS SERVICE
AVERAGE FINAL   ------------------------------------------------------------
COMPENSATION       10          15           20           25           40
-------------   --------   ----------   ----------   ----------   ----------
 $  400,000     $ 80,000   $  120,000   $  160,000   $  200,000   $  290,000
    600,000      120,000      180,000      240,000      300,000      435,000
    800,000      160,000      240,000      320,000      400,000      580,000
  1,000,000      200,000      300,000      400,000      500,000      725,000
  1,200,000      240,000      360,000      480,000      600,000      870,000
  1,400,000      280,000      420,000      560,000      700,000    1,015,000
  1,600,000      320,000      480,000      640,000      800,000    1,160,000
  1,800,000      360,000      540,000      720,000      900,000    1,305,000
  2,000,000      400,000      600,000      800,000    1,000,000    1,450,000
  2,500,000      500,000      750,000    1,000,000    1,250,000    1,812,500
  3,000,000      600,000      900,000    1,200,000    1,500,000    2,175,000
  3,500,000      700,000    1,050,000    1,400,000    1,750,000    2,537,500

-------------------------

(1) Amounts shown under Salary and Bonus opposite the names of the chairman and chief executive and the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2) The years of benefit service through December 31, 1999 are: Mr. Engen, 14.73 years; Mr. Giuliano, 11.50 years; Mr. Labrecque, 17.70; Mr. Maffeo, 22.49; and Mr. Smith, 26.52. Mr. Smith's pension under the Salaried Retirement Plan will be offset by any pension payable by the ITT Corporation Salaried Retirement Plan accrued while he was an employee of ITT Sheraton Corporation during the period April 1, 1990 through December 19, 1995.

Participants who retire at or after they reach 60 years of age and have completed at least 15 years of eligibility service would receive undiscounted early retirement pensions.

At the present time, none of the individuals named in the Summary Compensation Table have elected to accrue benefits under the PEP formula.

Employees first hired on or after January 1, 2000 are eligible to make an annual election to be covered under either the PEP formula referred to above or a TPP formula (post-2000 TPP) which provides for a lower accrual rate than the TPP formula described above which is available to employees hired before January 1, 2000.

Regardless of the formula elected, participants become vested in their accrued pension benefits after they complete five years of eligibility service.

Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, ITT Industries has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by ITT Industries. There also is an excess plan trust under which excess benefits accrued by certain of the officers are funded. Generally, participating officers may elect, upon retirement, to receive their excess benefit in a single discounted lump sum payment, if approved by the Compensation and Personnel Committee of the Board.

In the event of a change of control, any excess benefit would be immediately payable and would be paid in a single discounted lump sum.

              BENEFICIAL OWNERSHIP OF ITT INDUSTRIES' COMMON STOCK

Set forth below is information reported to the Securities and Exchange Commission on the most recently filed Schedule 13G by the following persons who owned more than 5% of ITT Industries' outstanding common stock. This information does not include holdings by the Trustee with respect to individual participants in the ITT Industries Investment and Savings Plan for Salaried Employees.

                                                         AMOUNT AND
                                                          NATURE OF
NAME AND ADDRESS                                         BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                       OWNERSHIP       CLASS
-------------------                                      -----------    ----------
BARROW, HANLEY, MEWHINNEY & STRAUSS, INC.(1)...........  10,738,100        12.3%
One McKinney Plaza
3232 McKinney Avenue,15th Floor
Dallas, TX 75204-2429
MERRILL LYNCH & CO., INC.(2)...........................   6,898,374        7.85%
World Financial Center
North Tower
250 Vesey Street
New York, NY 10381

                                                         AMOUNT AND
                                                          NATURE OF
NAME AND ADDRESS                                         BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                       OWNERSHIP       CLASS
-------------------                                      -----------    ----------
OPPENHEIMER CAPITAL(3).................................   4,927,200         5.6%
Oppenheimer Tower
World Financial Center
New York, NY 10281

-------------------------

(1) As reported on a Schedule 13G dated February 8, 2000, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 635,300 shares, shared voting power with respect to 10,147,800 shares, and sole dispositive power with respect to 10,783,100 shares. The 10,783,100 shares include 9,282,100 shares reported by Vanguard Windsor Funds -- Windsor II Fund on a Schedule 13G dated February 4, 2000.

(2) As reported on a Schedule 13G dated February 4, 2000, Merrill Lynch & Co., Inc. has shared power with The Merrill Lynch Asset Management Group to vote and dispose of their reported shares.

(3) As reported on a Schedule 13G dated February 10, 2000, Oppenheimer Capital has shared voting and dispositive power with respect to their reported shares.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of January 31, 2000, the beneficial ownership of ITT Industries' common stock by each Director and by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group.


                                                              OPTIONS          TOTAL
                                                            EXERCISABLE        SHARES
                                                 SHARES     AS OF APRIL 1,   BENEFICIALLY
          NAME OF BENEFICIAL OWNER               OWNED         2000            OWNED
Rand V. Araskog                                   161,489            --         161,489
Robert A. Burnett                                  13,068            --          13,068
Curtis J. Crawford                                  6,205            --           6,205
Michel David-Weill                                  6,461            --           6,461
Travis Engen                                    204,080(1)    1,780,424       1,984,504
Christina A. Gold                                   3,685            --           3,685
Edward C. Meyer                                     7,961            --           7,961
Linda S. Sanford                                    2,339            --           2,339
Sidney Taurel                                       6,841            --           6,841
Louis J. Giuliano                                  14,852       749,522         764,374
Richard J. Labrecque                               19,131       204,626         223,757
Vincent A. Maffeo                                  27,583       145,697         173,280
James P. Smith                                     14,173       184,729         198,902
All Directors and executive officers as a
  group (23)                                      626,071     3,844,555       4,470,626

(1) 100 of these shares are held jointly by Mr. Engen's wife.

The number of shares beneficially owned by each Director or executive officer has been determined under rules of the Securities and Exchange Commission, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares to which the person would have the right to acquire beneficial ownership within 60 days through the exercise of any stock option or other right (for purposes of the table above, April 1, 2000).

Unless otherwise indicated, each Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.

As of January 31, 2000, Mr. Engen owned beneficially 2.2%, and all Directors and executive officers as a group owned 4.9% of the shares deemed to be outstanding. No other Director or executive officer owned in excess of one percent of the shares outstanding.

[ITT INDUSTRIES LOGO]

                      VOTE BY TELEPHONE OR INTERNET OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

                                    TELEPHONE
                                  800-525-1179

Use any touch-tone telephone to vote your proxy. Have your proxy form in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                    INTERNET
                        http://proxy.shareholder.com/iin

Use the Internet to vote your proxy. Have your proxy form in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                      MAIL

Mark, sign and date your proxy form and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the proxy form.

If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

               CALL TOLL-FREE TO VOTE - IT'S FAST AND CONVENIENT
                                  800-525-1179

                               CONTROL NUMBER FOR
                          TELEPHONE OR INTERNET VOTING

                      DETACH PROXY FORM HERE IF YOU ARE NOT
                         VOTING BY TELEPHONE OR INTERNET

                               PLEASE DETACH HERE
                 You Must Detach This Portion of the Proxy Card
                > Before Returning it in the Enclosed Envelope <

The Board of Directors recommends a vote "FOR" proposals A and B.

A. Election of Directors

FOR all nominees / /     WITHHOLD AUTHORITY to vote    / /     (*)EXCEPTIONS / /
listed below             for all nominees listed below

Nominees: 01 - Travis Engen, 02 - Rand V. Araskog, 03 - Curtis J. Crawford,
          04 - Michel David-Weill, 05 - Christina A. Gold, 06 - Edward C. Meyer, 07 - Linda S. Sanford, and 08 - Sidney Taurel.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) (*)Exceptions-------------------------------------------------------------------

B. Arthur Andersen LLP as Independent Auditors.

   FOR  / /               AGAINST  / /                ABSTAIN  / /

If you agree to access future Proxy Statements and Annual Reports
electronically, please mark this box.                                       / /


To change your address please mark this box and correct at left.            / /


         (When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

               Dated:                                      , 2000
                     --------------------------------------

               -------------------------------------------------
                           Signature of Share Owner(s)

               -------------------------------------------------
                           Signature of Share Owner(s)


               Votes MUST be indicated /x/
               (x) in black or blue ink.


    (Please sign, date and return this proxy card in the enclosed envelope.)

[ITT INDUSTRIES LOGO]

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 9, 2000:

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Robert W. Beicke, Vincent A. Maffeo and Kathleen S. Stolar, or any of them, each with full power of substitution as proxies, to vote all shares of ITT Industries common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2000 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

The nominees for election as Directors are: 01 - Travis Engen, 02 - Rand V. Araskog, 03 - Curtis J. Crawford, 04 - Michel David-Weill, 05 - Christina A. Gold, 06 - Edward C. Meyer, 07 - Linda S. Sanford, and 08 - Sidney Taurel.

     (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*)

FOR PARTICIPANTS IN THE ITT INDUSTRIES INVESTMENT AND SAVINGS PLAN FOR SALARIED
EMPLOYEES:

The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

ITT INDUSTRIES
P.O.BOX 11005
NEW YORK, N.Y. 10203-0005

(Continued, and to be dated and signed on the reverse side.)